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Exhibit 10.30

INDUSTRIAL BUILDING LEASE

BETWEEN

Mark Fitzgibbons and Steven Jones,
collectively, Landlord

and

Recyclers Group, Inc.,
Tenant

DATE OF LEASE: February 28, 1999

Premises:

5301 SW Topeka
Topeka, Kansas

i

LEASE

        THIS LEASE (this "Lease") is made as of the 28th day of February, 1999, by and between Mark Fitzgibbons and Steven Jones (collectively, "Landlord"), and Recyclers Group, Inc., a Kansas corporation ("Tenant").

ARTICLE I

GRANT AND TERM

        1.1   Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain approximately twelve (12) acre parcel of real estate (the "Land") located at 5301 SW Topeka, Topeka, Kansas, as legally described on Exhibit A attached hereto and by this reference made a part hereof, together with all improvements located thereon (the "Improvements"), and all appurtenances belonging to or in any way pertaining to such premises (the Land, Improvements and appurtenances hereinafter collectively referred to as the "Premises").

        1.2   The term hereof (the "Term") shall commence on February 28, 1999 (the "Commencement Date"), and shall terminate on the last day of the eighty-fourth (84th) complete calendar month to occur after the Commencement Date (the "Expiration Date") (unless the Term shall be terminated or extended in accordance herewith).

ARTICLE II

RENT

        2.1   Annual rent ("Rent") throughout the first seven (7) years of the Term shall be Eighty Five Thousand and 00/100 Dollars ($85,000.00). On the seventh anniversary of either (i) the Commencement Date, if the same falls on the first day of a month, or (ii) the first day of the month immediately following the Commencement Date, if the same falls on other than the first day of a month, and on each succeeding fifth anniversary of such date during the Term, including any Extension Period(s), Rent shall increase by a percentage equal to the lesser of (x) the product of Two and One-Half Percent (2.5%) multiplied by the number of years since the last Rent increase, or, at the first Rent adjustment date, since the Commencement Date, or (y) the cumulative percentage increase in the Consumer Price Index since the last Rent increase, or, at the first Rent adjustment date, since the Commencement Date, as calculated using the Consumer Price Index for the month of January in the relevant year. As used herein, "Consumer Price Index" means the Consumer Price Index, for all Urban Consumers—Kansas City, All Items (based index year 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics shall be substantially revised, including without limitation, a change in the base index year, an adjustment shall be made by Landlord in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, or if equivalent data is not readily available to enable Landlord to make the adjustment referred to in the preceding sentence, then Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

        2.2   Tenant shall pay Rent in equal monthly installments ("Monthly Rent") in advance on the first day of each and every calendar month during the Term. Monthly Rent for the first seven (7) years of the Term shall equal Seven Thousand Eighty Three and 33/100 Dollars ($7,083.33).

        2.3   Rent shall be paid to or upon the order of Landlord at Landlord's address set forth herein or as otherwise designated in writing by Landlord. Landlord may change its address by notice to Tenant of such change pursuant to Section 22.2 hereof.

        2.4   Rent not paid within fifteen (15) days after the same is due shall bear interest from the date when due and payable under the terms hereof until the same is paid at an annual rate of interest equal to ten percent (10%), unless a lesser rate shall then be the maximum rate permissible by law, in which event said lesser rate shall be charged. The rate of interest determined pursuant to the preceding sentence is sometimes hereinafter referred to as the "Maximum Rate of Interest."

        2.5   If the Commencement Date occurs on other than the first day of the month, or the Term shall end other than on the last day of the month, Tenant shall pay proportionate Rent at the monthly rate set forth herein (in advance) for such partial month, as well as any other charges payable for such partial month.

ARTICLE III

USE

        The Premises may be used and occupied for any lawful purpose. Tenant shall not use or permit the Premises to be used for any unlawful purpose.

ARTICLE IV

POSSESSION

        Except as otherwise expressly provided herein, Landlord shall deliver exclusive possession of the Premises to Tenant on or before the Commencement Date.

ARTICLE V

TAXES

        5.1   "Taxes" shall mean real estate taxes, sewer rents, rates and charges, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including special or general assessments, which Landlord and Tenant agree to split equally, and income or franchise taxes or any other taxes imposed upon or measured by Landlord's income or profits, except as provided herein), which may now or hereafter be levied or imposed against the Premises or any portion thereof or interest therein. Notwithstanding the year for which any such Taxes are levied, in the case of special taxes which may be payable in installments, the amount of each installment, plus any interest payable thereon, payable during any year shall be considered Taxes assessed and levied for that year. Except as provided in the preceding sentence, all references to Taxes levied, confirmed or imposed during a particular year or Taxes "for" a particular year shall be deemed to refer to Taxes levied or otherwise imposed during such year without regard to when such Taxes are payable; provided, however, that in no event shall such Taxes be charged to or against Tenant or its successors or assigns, more than once. Landlord represents and warrants that it has received no written notice of special assessments affecting the Premises as of the date hereof.

        5.2   Tenant shall pay, before any fine, penalty, interest or cost is incurred, all Taxes which are levied, confirmed, imposed or which become a lien upon the Premises with respect to any period of time within the Term; provided, however, that as to any calendar year not falling entirely within the Term, Tenant shall be obligated to pay only a prorata share of Taxes based upon the number of days of the Term falling within the calendar year. Within ten (10) days after receipt of a copy of a tax bill, Landlord shall forward same to Tenant. Tenant shall not be liable for any costs, penalties or other expenses due to Landlord's failure to provide copies of such tax bills in a timely manner.

        5.3   Tenant shall have the right to contest at its own expense the amount or validity, in whole or in part, of any Taxes by appropriate proceedings diligently conducted in good faith, but only after payment of such Taxes, unless such payment, or a payment thereof under protest, would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event, notwithstanding the provisions of Section 5.2 hereof, Tenant may postpone or defer payment of such Taxes if neither the

Premises nor any portion thereof, by reason of such postponement or deferment, would be in danger of being forfeited or lost. Tenant also shall have the right to select the counsel to be retained in connection with the prosecution of any such proceedings. Upon the termination of any such proceedings, Tenant shall pay the amount of such Taxes or part thereof, if any, as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, including attorneys' fees, interest, penalties, fines and other liability in connection therewith. Tenant shall be entitled to the refund of any Taxes, penalty, fine and interest thereon received by Landlord which have been paid by Tenant or which have been paid by Landlord but for which Landlord previously has been reimbursed in full by Tenant. Landlord shall not be required to join in any proceedings referred to in this Section 5.3 unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in Landlord's name.

        5.4   Tenant covenants to furnish to Landlord, upon request by Landlord therefor, official receipts of the appropriate taxing authority, or other appropriate proof reasonably satisfactory to Landlord, evidencing the payment of the same.

ARTICLE VI

INSURANCE

        6.1   Tenant shall procure and maintain policies of insurance, at its own cost and expense, in character and amounts substantially similar to that insurance carried on the Premises by Landlord prior to the date of this Lease, and shall maintain such policies throughout the Term, and any Extension Period(s), in a commensurate ratio of insurance to replacement cost; provided, however, that if the same becomes unreasonably expensive or impracticable to maintain, Tenant shall maintain insurance in accordance with industry standards.

        6.2   Notwithstanding anything herein contained to the contrary, and provided the party providing the self-insurance has a consolidated net worth (computed to include the net worth of any subsidiaries and affiliates) equal to or exceeding $100 million, Tenant shall have the right to self-insure against any and all risks.

        6.3   Notwithstanding any other provision of this Lease to the contrary, and without limitation of the provisions of this Article VI, whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties hereto, or anyone claiming by, through, or under it in connection with the Premises, and (b) such party then is covered in whole or in part by insurance with respect to such loss, cost, damage or expense or is required under this Lease to be so insured, then the party so insured (or so required) hereby waives any claims against and releases the other party from any liability said other party may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which could have been recovered had such insurance been carried as so required). The parties agree to furnish to each insurance company which has or will issue policies of casualty insurance on the Improvements, written notice of said waivers and to have the insurance policies properly endorsed, if necessary, to acknowledge such subrogation waivers. Such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (except that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release and waiver in full force and effect).

        6.4   Tenant shall, within 30 days of the Commencement Date, provide Landlord with a certificate of insurance demonstrating that Tenant has obtained the required insurance. Thereafter, upon

Landlord's written request, Tenant shall provide Landlord with a certificate of insurance evidencing the renewal and continued maintenance of such insurance.

ARTICLE VII

UTILITIES

        Tenant will pay, when due, all charges of every nature, kind or description for utilities consumed by Tenant at the Premises, including all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power or other public or private utility services.

ARTICLE VIII

MAINTENANCE AND ALTERATIONS

        8.1   Tenant shall keep and maintain the exterior and interior of the Premises in good condition and repair. As used herein, each and every obligation of Tenant to keep, maintain and repair shall include, without limitation, all ordinary nonstructural repairs and replacements. To the extent possible, Tenant shall keep the Premises from falling temporarily out of repair or deteriorating. Further, Tenant shall keep and maintain the improvements at any time situated upon the Premises, the parking area and all sidewalks and areas adjacent thereto, safe, secure, clean and sanitary (including, without limitation, snow and ice clearance, planting and replacing flowers and landscaping, and necessary interior painting and carpet cleaning), and in substantial compliance with all zoning, municipal, county and state laws, ordinances and regulations applicable to the Premises. Landlord represents and warrants that the Premises are as of the date of this Lease, in compliance with all applicable zoning, municipal, county and state laws, ordinances and regulations.

        8.2   Tenant shall make all repairs, alterations, additions and improvements (hereinafter, "Alterations") on the Premises, and on and to the Improvements, parking areas, sidewalks, and equipment thereon, which may be made necessary by the act or neglect of Tenant, its employees, agents or contractors, or any persons, firm or corporation, claiming by, through or under Tenant or which are necessary or desirable in Tenant's sole opinion for the safer or more efficient operation of Tenant's business. All Alterations performed by Tenant shall be performed with new materials in a good and workmanlike manner.

        8.3   Notwithstanding anything to the contrary contained in the foregoing, Landlord shall maintain and repair the Premises' structure, foundation and roof, and plumbing, electrical, heating, ventilating, air conditioning and other mechanical systems (the "Systems") in accordance with all Federal, state and local requirements and shall make all necessary maintenance and structural repairs to the Premises and Systems, which under generally accepted accounting principles are properly classified as capital expenses. Tenant shall be responsible, at its sole cost and expense, for routine maintenance of the Systems.

ARTICLE IX

COMPLIANCE WITH LAWS AND ORDINANCES

        9.1   Except with respect to matters arising prior to Tenant's occupancy of the Premises, and except as expressly provided elsewhere in this Lease, including without limitation Section 20.3, at its sole cost and expense throughout the Term, Tenant shall comply or cause compliance in all material respects with or remove or cure any material violation of any and all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, municipal and other governmental bodies having jurisdiction over the Premises and relating solely to Tenant's use of the Premises. Notwithstanding the foregoing, Landlord shall be responsible to cause the Premises to comply with the Americans with Disabilities Act.

        9.2   After prior written notice to Landlord, Tenant, at its sole cost and expense, shall have the right to contest the validity or application of any law or ordinance referred to in this Article IX in the name of Tenant or Landlord, or both, by appropriate legal proceedings diligently conducted. If necessary or proper to permit Tenant to so contest the validity or application of any such law or ordinance, Landlord shall execute and deliver any appropriate papers or other documents.

ARTICLE X

MECHANIC'S LIENS

        Tenant shall not suffer or permit any mechanic's lien or other lien to be filed against the Premises, or any portion thereof, by reason of work, labor, skill, services, equipment or materials supplied or claimed to have been supplied to the Premises at the request of Tenant, or of anyone holding the Premises, or any portion thereof, by through or under Tenant. If any such mechanic's lien or other lien at any time shall be filed against the Premises or any portion thereof, Tenant, within thirty (30) days after the date Tenant first becomes aware of the filing of the same, at Tenant's election, shall cause said lien either to be discharged of record or to be bonded over in a manner which is reasonably acceptable to Landlord. If Tenant shall fail to discharge such mechanic's lien or liens or other lien or to bond over the same within such period, then Landlord may, but shall not be obligated to, discharge the same by paying to the claimant the amount claimed to be due or by procuring the discharge of such lien as to the Premises by deposit of a cash sum or a bond or other security, or in such other manner as is now or may in the future be provided by present or future law for the discharge of such lien as a lien against the Premises. Any amount paid by Landlord, or the value of any deposit so made by Landlord, together with all costs, fees and expenses in connection therewith (including reasonable attorneys' fees), together with interest thereon at the Maximum Rate of Interest, shall be repaid by Tenant to Landlord within thirty (30) days after demand therefor. Tenant shall indemnify, defend and hold harmless Landlord and the Premises from all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including, without limitation, reasonable attorneys' fees, resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic's lien or other lien.

ARTICLE XI

OPTIONS TO EXTEND

        11.1 Subject to the provisions hereinafter set forth in this Article XI, Landlord hereby grants Tenant options to extend the Term on the same terms, conditions and provisions as contained in this Lease, except as otherwise expressly provided herein, for three (3) periods of five (5) years each (collectively the "Extension Periods," or individually an "Extension Period," as applicable). If exercised in accordance herewith, the first Extension Period shall commence on the first (1st) day after the Expiration Date and each successive Extension Period shall commence on the day after the expiration of the immediately preceding Extension Period.

        11.2 Said options to extend each shall be exercisable in the following manner:

          (a)   Not less than sixty (60) days prior to the Expiration Date or the last day of the applicable Extension Period, Tenant, by written notice to Landlord ("Extension Notice"), may exercise Tenant's option to extend for the next occurring Extension Period; provided, however, that if Tenant shall fail to give such Extension Notice, Tenant's right to exercise such option nevertheless shall continue until thirty (30) days after Landlord shall have given Tenant written notice of Landlord's election to terminate such option to extend, and Tenant may exercise such option at any time until the expiration of said thirty (30) day period by the giving of an Extension Notice, it being the intention of the parties to avoid forfeiture of Tenant's right to extend the Term through inadvertent failure to deliver an Extension Notice within the time limit prescribed. If an option to extend the Term, as the same may have been previously extended, is not extended in the aforesaid manner, the Term and Tenant's rights hereunder and its rights to occupy and possess the Premises shall expire on the Expiration Date, or the last day of the then applicable Extension Period, as the case may be.

          (b)   Subject to Section 11.3 hereof, if Tenant delivers an Extension Notice as aforesaid, the Term shall be extended on the same terms, conditions and provisions as contained herein

        11.3 Rent during the Extension Period(s) shall be determined in accordance with the provisions of Section 2.1.

ARTICLE XII

DEFAULTS OF TENANT

        12.1 The occurrence of any one or more of the following events shall constitute an "Event of Default":

          (a)   If default shall be made in the due and punctual payment of any Rent or in the payment of any other amount to be paid by Tenant to Landlord, when and as the same shall become due and payable, and such default shall continue for a period of fifteen (15) days after Tenant's receipt of written notice thereof from Landlord; or

          (b)   If default shall be made by Tenant in keeping, observing or performing any of the terms contained in this Lease, other than as referred to in subsection (a) of this Section 12.1, and such default shall continue for a period of thirty (30) days after Tenant's receipt of written notice thereof given by Landlord, or such longer period as is reasonable to cure said default, if said default cannot, with due diligence and in good faith, be cured within said thirty (30) days, provided that Tenant promptly and with due diligence and in good faith fails to commence the cure of the same within the thirty (30) day period and thereafter fails to prosecute the curing of such default with due diligence and in good faith.

        12.2 If an Event of Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative.

          (a)   Landlord may terminate this Lease by giving Tenant written notice of its election to do so, in which event the Term shall end and all right, title and interest of Tenant hereunder shall expire on the date stated in such notice;

          (b)   Landlord may terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice to Tenant that Tenant's right of possession shall end on the date stated in such notice, whereupon Tenant's right to possess the Premises or any part thereof shall cease on the date stated in such notice; and

          (c)   Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of all monies due or to become due from Tenant under any of the provisions of this Lease.

        12.3 If Landlord exercises either of the remedies provided for in Sections 12.2(a) and 12.2(b), Tenant shall surrender possession of and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may, upon proper process of law, re-enter and take complete and peaceful possession of the Premises.

        12.4 If Landlord terminates Tenant's right to possess the Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay the Rent hereunder for the full Term, as and when the same becomes due and payable, and

Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Rent and any other sums due and payable to Landlord during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord shall use reasonable efforts to mitigate damages and to re-let the Premises or any part thereof for the account of Tenant for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord reasonably shall determine. Also, in any such case, Tenant shall pay the cost of Landlord's reasonable expenses of re-letting. Landlord shall collect the rents from any such re-letting and apply the same first to the payment of its unreimbursed expenses of re-letting and second to the payment of Rent herein provided to be paid by Tenant, and any excess or residue, until the expiration of the Term, shall operate only as an offsetting credit against the amount of Rent due and owing which thereafter becomes due and payable hereunder, and upon the expiration of the Term, the total aggregate amount of all such excesses which Landlord has then accumulated, if any, shall be paid to Tenant. No such re-entry, repossession or re-letting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, and Landlord, at any time and from time to time, may sue and seek a judgment for any deficiencies from time to time remaining after the application of the proceeds of any such re-letting. In no event shall Landlord be entitled to collect Rent or other charges from Tenant prior to the date the same is due and payable under the terms of this Lease.

        12.5 If Landlord terminates this Lease pursuant to Section 12.2(a) hereof, Landlord shall be entitled to recover, as and for final damages for Tenant's default, an amount equal to the difference between the present value of the aggregate Rent to be paid by Tenant hereunder for the unexpired portion of the Term, and the then present value of the aggregate reasonable fair market rent for the Premises over the same period. In the computation of present value, a discount rate of six percent (6%) per annum shall be employed.

ARTICLE XIII

DESTRUCTION AND RESTORATION

        13.1 Tenant covenants and agrees that, subject to the availability of insurance proceeds, in case of damage or destruction of the Improvements after the Commencement Date by fire or otherwise, Tenant shall promptly restore, repair, replace and rebuild the same as nearly as possible to the condition that the same were in immediately prior to such damage or destruction with such changes or alterations (made in conformity with Article VIII hereof) as may be reasonably acceptable to Landlord or required by law. Such restoration, repairs, replacements, rebuilding, changes and alterations, including the cost of temporary repairs for the protection of the Improvements, or any portion thereof, pending completion thereof are sometimes hereinafter referred to as the "Restoration." The Restoration shall be carried on and completed in accordance with the provisions and conditions of this Section and Article VIII hereof. All insurance monies payable on account of such damage or destruction shall be applied to the payment of the costs of the Restoration. Notwithstanding anything to the contrary herein contained, if the insurance monies in the hands of Tenant shall be insufficient to pay the entire costs of the Restoration, Landlord may, but shall not be obligated to, pay any deficiency. If Landlord elects not to pay any such deficiency, Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord. Upon completion of the Restoration, Tenant shall be entitled to any insurance monies then remaining.

        13.2 From and after any destruction of or damage to the Improvements, or any portion thereof, by fire, casualty or otherwise, which, results in the inability of Tenant to conduct its business, in part or in whole, at the Premises, all Rent and all other charges payable by Tenant hereunder shall abate from the date of such suspension of business until the earlier of (a) the date such business is resumed, or (b) the completion of Restoration; and in connection therewith, if the Improvements are damaged in part but Tenant elects to continue to conduct its business therein, the Rent shall abate and be diminished in proportion to that part of the Improvements which is rendered unusable.

        13.3 Notwithstanding the foregoing provisions of this Article XIII, in case of damage or destruction of the Improvements which, in Tenant's reasonable judgment cannot be repaired or restored within six (6) months following the date of damage or destruction, Tenant shall have the option of terminating this Lease as of the date of such damage or destruction by notice in writing given to Landlord within thirty (30) days after the occurrence of such damage or destruction. In such event, Landlord shall be entitled to all of the casualty insurance proceeds payable on account of such damage or destruction (excluding any insurance coverage for Tenant's contents, trade fixtures and other personal property), and Tenant shall assign to Landlord, Tenant's rights to such insurance proceeds.

ARTICLE XIV

CONDEMNATION

        14.1 If, during the Term, the entire Premises shall be taken as the result of the exercise of the power of eminent domain or conveyed under threat thereof (hereinafter referred to as the "Proceedings"), this Lease and all right, title and interest of Tenant hereunder shall terminate on the earlier of taking of possession by the condemning authority or the date of vesting of title pursuant to such Proceedings. Landlord and Tenant each shall be entitled to an allocation of the award to be made in such Proceedings relative to their respective interests in the Premises. For purposes of determining the value of Tenant's interest, it shall be assumed that Tenant would extend the Term for the maximum number of Extension Periods.

        14.2 If, during the Term, less than the entire Premises shall be taken in any such Proceedings, but such taking shall materially effect Tenant's use of the Premises, Tenant may terminate this Lease. Such termination shall be effected by notice in writing given not more than sixty (60) days after the date of vesting of title in such Proceedings, and shall specify a date not more than sixty (60) days after the giving of such notice as the date for such termination. Upon the date specified in such notice, the Term this Lease, and all right, title and interest of Tenant hereunder shall cease and terminate. If this Lease is terminated as provided in this Section 14.2, Landlord and Tenant each shall be entitled to an allocation of the award to be made in such Proceedings relative to their respective interests in the Premises. For purposes of determining the value of Tenant's interest, it shall be assumed that Tenant would extend the Term for the maximum number of Extension Periods.

        14.3 If during the Term, less than the entire Premises shall be taken, but either (i) such taking shall not materially effect Tenant's use of the Premises or (ii) Tenant does not elect to terminate pursuant to Section 14.2, this Lease, upon the earlier of taking of possession by the condemning authority or vesting of title in the Proceedings, shall terminate as to the parts so taken, and the proceeds of the award for such taking shall be delivered to Tenant to the extent necessary to restore that portion of the Improvements on the Premises not so taken to a complete architectural and mechanical unit and otherwise to make the remaining Premises appropriate for the use and occupancy of Tenant. In the event that the net amount of the award (after deduction of all costs and expenses, including attorneys' fees) that may be received in any such Proceedings for physical damage to the Improvements or the Land as a result of such taking is insufficient to pay all costs of such restoration work, Landlord shall deposit with Tenant such additional sum as may be required. The provisions and conditions in Article VIII applicable to changes and alterations shall apply to Tenant's obligations to restore as aforesaid.

        14.4 In the event of any termination of this Lease, or any part thereof, as a result of any such Proceedings, Tenant shall pay to Landlord all Rent and all other charges payable hereunder with respect to that portion of the Premises so taken, apportioned to the date of such termination.

        14.5 If Tenant either is not entitled, or does not elect, to terminate this Lease in the event of a partial taking of the Premises, the Rent payable hereunder during the period from and after the earlier of the taking of possession by the condemning authority and the date of vesting of title in such Proceedings through to the expiration or termination of this Lease (as the Term may be extended) shall abate and be diminished in proportion to that part of the Improvements and the Land which has been taken.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

        15.1 Tenant, at any time and from time to time during the Term, upon Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed, may: (a) assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest under it; (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant's interest herein by operation of law; or (c) sublet the Premises or any part thereof; provided, however, that the same shall not relieve Tenant from liability for performance of any covenant or obligation hereunder. Notwithstanding the foregoing, Tenant may assign its rights and interest in this Lease to (i) any party affiliated with Tenant, (ii) any entity resulting from a merger or consolidation of Tenant into or with another entity or (iii) any entity succeeding to the business and assets of Tenant, without Landlord's prior written consent; provided, however, that such assignment shall not relieve Tenant from liability for the performance of any covenant or obligation hereunder, and, provided further, that Tenant shall notify Landlord in writing of such actions.

        15.2 If Tenant shall assign this Lease, the assignee expressly shall assume in writing all of the obligations of Tenant hereunder.

        15.3 Landlord shall have the ability to transfer the Premises and assign its interest in the Lease to an entity affiliated with Landlord, without Tenant's prior consent, provided that Landlord shall give Tenant written notice of any such transfer. The provisions of Article XXI shall not apply to a transfer under this Section 15.3.

ARTICLE XVI

SUBORDINATION, NONDISTURBANCE, NOTICE TO MORTGAGEE AND ATTORNMENT

        16.1    This Lease is and shall be subject and subordinate to the lien of any mortgage, deed of trust, security instrument or other document of like nature, hereinafter referred to as "Mortgage", which now or at any time hereafter may be placed upon the Premises, or any portion thereof or interest therein, and to all present and future ground or underlying leases of the Land, and to any replacements, renewals, amendments, modifications, extensions or refinancing of any of the foregoing, and to each and every advance made under any Mortgage (unless the holder of any Mortgage or the lessor under any such ground or underlying lease [such holder or lessor being hereinafter referred to as a "Mortgagee"] requires in writing that this Lease be superior thereto); provided that the Mortgagee agrees in writing that so long as no Event of Default is continuing, neither Tenant's right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Premises and all portions thereof, and to conduct its business thereon in accordance with the covenants, conditions, provisions, terms and agreements of this Lease, shall be interfered with or disturbed by Landlord or anyone claiming by, through or under Landlord, including Mortgagee. Tenant agrees at any time hereafter, and from time to time within thirty (30) days after demand of Landlord, to execute and deliver to Landlord any instruments, releases or other documents that reasonably may be required to effect or confirm the subordination or superiority of this Lease to the lien of any such Mortgage or to any such ground or underlying lease. In addition, Landlord shall cause any Mortgagee currently holding a Mortgage, to agree in writing in a manner satisfactory to Tenant not to interfere with or disturb Tenant's rights as aforesaid so long as no Event of Default is continuing said writing to be delivered to Tenant within thirty (30) days of the Commencement Date. The lien of any Mortgage shall not cover Tenant's trade fixtures or other personal property located in or on the Premises.

        16.2    If any Mortgagee shall succeed to the rights of Landlord under this Lease or to ownership of the Premises, whether through foreclosure or the delivery of a deed in lieu thereof, then upon the written request of such Mortgagee, and provided that such Mortgagee agrees in writing to assume and be bound by all of Landlord's obligations hereunder, Tenant shall attorn to and recognize such Mortgagee as Tenant's landlord under this Lease, and shall execute and deliver any instrument that such Mortgagee may reasonably request to evidence such attornment. Subject to the terms of Section 22.7 hereof, in the event of any other transfer of Landlord's interest hereunder, upon the written request of the transferee and Landlord, and provided such transferee agrees in writing to assume and be bound by all of Landlord's obligations hereunder, Tenant shall attorn to and recognize such transferee as Tenant's landlord under this Lease and shall execute and deliver any instrument that such transferee and Landlord reasonably may request to evidence such attornment.

ARTICLE XVII

SIGNS

        Tenant may erect any signs on the exterior or interior of the Improvements or on the landscaped area adjacent thereto, provided that such sign or signs (i) do not cause any irreparable structural damage or other damage to the Improvements; (ii) do not violate applicable governmental laws, ordinances, rules or regulations; and (iii) do not violate any covenants, conditions or restrictions affecting the Premises.

ARTICLE XVIII

LANDLORD'S ACCESS

        18.1    Tenant agrees to permit Landlord and its authorized representatives, at Landlord's sole cost and expense, to enter upon the Premises at all reasonable times during ordinary business hours, upon not less than two (2) business days prior notice, for the purpose of inspecting the same and making any necessary repairs or replacements which are the obligation of Landlord. Landlord may, during the progress of any work required hereunder, keep and store upon the Premises all reasonably necessary materials, tools and equipment.

        18.2    Landlord is hereby also given the right at all reasonable times during ordinary business hours, upon not less than two (2) business days prior notice, to enter upon the Premises and to exhibit the same for the purpose of mortgaging or selling the same or, during the final four (4) months of the Term, leasing the same.

        18.3    In exercising its rights hereunder, Landlord shall refrain from any acts which may interfere with Tenant's use or occupancy of the Premises or access thereto. Without limiting the generality of the foregoing, Landlord acknowledges that it is necessary for Tenant to control access to the Premises in order to avoid unauthorized persons from viewing Tenant's trade secrets, proprietary products, technology and/or processes. Accordingly, while within the Premises, Landlord and its representatives, at Tenant's option, shall be accompanied by a representative of Tenant and shall comply with reasonable directions of such representative relative to safety and to the protection of Tenant's trade secrets and other proprietary information. Landlord also agrees to defend, indemnify and hold Tenant harmless against any and all claims, damages, liability, costs and expenses arising out of or alleged to have arisen out of any entry onto the Premises by Landlord and/or its authorized representatives. Landlord agrees to execute and cause its authorized representatives to execute confidentiality agreements as required by Tenant.

ARTICLE XIX

SURRENDER AND HOLDING-OVER

        19.1    Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant's right to possession of the Premises, Tenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Landlord, in good condition and repair, reasonable wear and tear and damage by casualty and condemnation excepted. Said improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment, and all alterations. All permanent alterations, additions and improvements made in or upon the Premises by Tenant shall become Landlord's property and shall remain upon the Premises on any such termination without compensation, allowance or credit to Tenant.

        19.2    Upon the termination of this Lease, Tenant shall remove Tenant's personal property, trade fixtures and equipment; provided, however, that Tenant shall repair any injury or damage to the Premises which may result from such removal and shall restore the Premises to the same condition as existed prior to the installation thereof. If Tenant does not remove Tenant's personal property, trade fixtures and equipment from the Premises prior to the expiration or earlier termination of the Term, Landlord, upon thirty (30) days' notice to Tenant, at its option, may remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery and warehousing to Landlord within thirty (30) days of demand therefor.

        19.3    Tenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Lease or after the termination of this Lease or of Tenant's right to possession pursuant to Article XII hereof. In the event Tenant or any party claiming by, through or under Tenant holds over, Landlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and for direct damages; provided, however, that Landlord shall not be entitled to recover, and hereby expressly waives any right to recover, consequential damages. Notwithstanding anything contained herein to the contrary, in the event Tenant or any party claiming by, through or under Tenant holds-over after the expiration of the Term, Landlord may elect, in lieu of any other remedy provided by law or herein, that the same shall constitute a month-to-month tenancy upon the same terms as in this Lease at a rate of rent equal to one hundred twenty five percent (125%) of the Monthly Rent for the month in which the Term expires.

ARTICLE XX

HAZARDOUS AND TOXIC MATERIALS

        20.1    As used herein:

          (a)   "Claim" shall mean and include any demand, cause of action, proceeding or suit (i) for damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, or contribution; (ii) for the costs of site investigations, feasibility studies, information requests, health or risk assessments or Response actions; or (iii) for enforcing this Article XX.

          (b)   "Environmental Law" means federal, state, regional, county and local administrative rules, statutes, codes, ordinances, regulations, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments, and any similar items, relating to the protection of human health, safety, or the environment including without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") (42 U.S.C. §§ 9601 et seq.; (b) the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); (c) The Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§ 1802 et seq.; (d) the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Act Amendments ("RCRA") (42 U.S.C. §§ 6901 et seq.); (e) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (33 U.S.C. §§ 1251 et seq.) (the "Clean Water Act"); (f) the Safe Drinking Water Act (42 U.S.C. §§ 300h et seq.); (g) the Clean Air Act, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. §§ 1857 et seq.); (h) the Solid Waste Disposal Act, as amended by RCRA (42 U.S.C. § 6901 et seq.); (i) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (j) the Emergency Planning and Community Right-to-Know Act of 1986 ("EPCRA") (42 U.S.C. §§ 11001 et seq.); (k) the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") (7 U.S.C. §§ 136 et seq.); (l) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (m) the Radon Gas and Indoor Air Quality Reserve Act (42 U.S.C. §§ 7401 et seq.); (n) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (o) the Rivers and Harbors Act of 1899 (33 U.S.C. §§ 401 et seq.); (p) the Oil Pollution Act of 1990 (33 U.S.C. §§ 1321 et seq.); (q) the Endangered Species Act of 1973, as amended (16 U.S.C. §§ 1531 et seq.); (r) the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. 651 et seq.); (s) North American Free Trade Act, (t) counterparts of any of the foregoing federal statutes enacted within or outside the United States or by any other nation, any U.S. state, region, county or local government (including any subdivisions thereof); (u) any and all laws, rules, regulations, codes, ordinances, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders and judgments enacted or promulgated under any of the foregoing, all as amended and as may be amended in the future, and (v) common law theories of nuisance, trespass, waste, negligence, and abnormally dangerous activities arising out of or relating to the presence of Hazardous Substances in the environment or work place.

          (c)   "Hazardous Substance" shall be construed broadly to include any substance, material or waste, including without limitation any constituent, chemical, element, particle, compound, material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste," "toxic substance," or "special waste" under any Environmental Law which includes, but is not limited to, petroleum, petroleum by-products (including crude oil and any fraction thereof), waste oils, any hydrocarbon based substance, asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

          (d)   "Manage" or "Management" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Substance.

          (e)   "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment, including without limitation the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Substance.

          (f)    "Response" or "Respond" shall mean action required by any Environmental Law to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate a Release of a Hazardous Substance.

        20.2    During the Term, Tenant, at its sole cost and expense, shall (a) comply with all Environmental Laws relating solely to its use of the Premises, and permits issued thereunder; (b) conduct any Management of Hazardous Substances by Tenant on the Premises in compliance with Environmental Laws; (c) use commercially reasonable efforts so as to not cause or allow the Release of any Hazardous Substances on, to or from the Premises, except in compliance with Environmental Laws and permits issued thereunder; (d) arrange for the lawful transportation and off-site disposal of all Hazardous Substances that it generates; and (e) secure, maintain, and comply with all permits required by Environmental Laws in connection with Tenant's use of the Premises.

        20.3    During the Term, Landlord, at its sole cost and expense, shall (a) comply with all Environmental Laws other than those relating solely to Tenant's use of the Premises, and permits issued thereunder; (b) secure, maintain and comply with all permits required by Environmental Laws other than those required solely by reason of Tenant's use of the Premises; and (c) cure any violation of any Environmental Laws attributable to the period prior to the Commencement Date.

        20.4    Landlord and Landlord's agents and employees shall have the right to enter upon the Premises to conduct appropriate inspections or tests in order to determine Tenant's compliance with Environmental Laws, provided that (a) such inspections and tests shall be performed at the sole cost and expense of Landlord; (b) Landlord shall provide Tenant with written notice not less than five business (5) days prior to conducting such inspections or tests; (c) such tests shall be performed at reasonable times designated by Tenant, shall be subject to the provisions of Section 18.3 and in all other respects shall not interfere with Tenant's business operations and shall be in compliance with Tenant's security procedures; and (d) Landlord promptly shall communicate and, when appropriate, delivery copies of the results of any investigation and tests, to Tenant.

        20.5    If Tenant's Management of Hazardous Substances at the Premises (a) results in or causes a Release which violates an Environmental Laws or permits issued thereunder; (b) gives rise to liability or a Claim or requires a Response under common law or any Environmental Law or permit issued thereunder; (c) causes a significant public health effect; or (d) creates a nuisance, Tenant, in any and all such occurrences and at its sole cost and expense, promptly shall take all applicable action in Response.

        20.6    Tenant shall indemnify, defend and hold harmless Landlord, its beneficiary, managing agents and mortgagees from all Claims arising from or attributable to any breach by Tenant of any of its warranties, representations or covenants in this Article XX.

        20.7    Notwithstanding anything in the Article XX to the contrary, Tenant shall not be liable and Landlord shall fully indemnify and hold Tenant harmless from and against any and all liabilities, damages, expenses, costs and losses arising from, or as a result of, any use and occupancy of the Premises prior to the Commencement Date, including any violation of any Environmental Laws attributable to the period prior to the Commencement Date, and from, or as a result of, any breach of Landlord's obligations under this Lease.

ARTICLE XXI

RIGHT OF FIRST REFUSAL

        If, at any time after the date of this Lease and while this Lease is in full force and effect, Landlord should receive from a third party purchaser a written offer to purchase the Premises (the "Third Party Offer"), and should Landlord desire to accept the Third Party Offer, it shall first make a written offer (the "Tenant Offer") to sell said Premises to Tenant at the price and upon the terms and conditions set forth in the Third Party Offer. The Tenant Offer shall be accompanied by a copy of the Third Party Offer. Tenant may accept the Tenant Offer by service of notice of acceptance on Landlord on or before the thirtieth (30th) day following delivery of the Tenant Offer to Tenant. If the Tenant Offer is accepted, the purchase and sale shall be closed at the principal office of Landlord on the date set forth in the Third Party Offer or at such other place, time and date as Landlord and Tenant may agree upon, by payment of the purchase price against conveyance of the Premises free and clear of liens and encumbrances of every kind and description except as permitted by the Tenant Offer. If Tenant fails to fully and timely accept the Tenant Offer as herein provided, Landlord may make the sale of the Premises to the prospective purchaser making the Third Party Offer in accordance with the terms thereof; provided, however, that if Landlord fails to consummate the sale of the Premises on exactly the same terms and conditions as are set forth in the Third Party Offer, the Premises shall again be subject to Tenant's right of first refusal. Tenant's right of first refusal as set forth in this Article XXI shall be a continuing right and shall survive each sale of the Premises during the term hereof (as it may be extended as provided herein).

ARTICLE XXII

MISCELLANEOUS PROVISIONS

        22.1    To the fullest extent allowed by law, Tenant, at all times, shall indemnify, defend and hold Landlord, its officers, directors, employees and agents, harmless from and against any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct or management of or from any work or things whatsoever done in or about, the Premises (except to the extent arising out of Landlord's negligence or other wrongful conduct), and further will indemnify, defend and hold Landlord, its officers, directors, employees and agents, harmless against and from any and all claims arising during the Term and based upon any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or arising from any act or neglect of Tenant, its agents, servants, employees, licensees, or contractors, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring during the Term in or about the Premises, and from and against all costs, attorneys' fees, expenses and liabilities incurred in or with respect to any such claim or action or proceeding brought thereon. To the fullest extent allowed by law, Landlord, at all times, shall indemnify, defend and hold Tenant, its officers, directors, employees and agents, harmless from and against any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct or management of, or from any work or things whatsoever done in or about, the Premises (except to the extent arising out of Tenant's negligence or other wrongful conduct), and further will indemnify, defend and hold Tenant, its officers, directors, employees and agents harmless against and from any and all claims arising during the Term and based upon any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease, including, without limitation, the breach of any representation or warranty of Landlord contained in this Lease, or arising from any act or neglect of Landlord, its agents, servants, employees, licensees or contractors, whenever and wherever occurring or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring prior to or after the Term in or about the Premises, and from and against all costs, attorneys' fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon.

        22.2    All notices, demands and requests which may be or are required to be given, demanded or requested by either party to the other shall be in writing. All notices, demands and requests by Landlord to Tenant shall be sent by United States registered or certified mail, postage prepaid, or by commercial overnight delivery service or other personal service (with evidence of receipt), addressed as follows:

    LKQ Corporation
    120 N. LaSalle Street
    Suite 3300
    Chicago, Illinois 60602
    Attn: General Counsel

or at such other place as Tenant may from time to time designate by written notice to Landlord. All notices, demands and requests by Tenant to Landlord shall be sent by United States registered or certified mail, postage prepaid, or by commercial overnight delivery service or other personal service (with evidence of receipt), addressed to Landlord as follows:

    Mark T. Fitzgibbons
    4520 SW Moundview Drive
    Topeks, Kansas 66610

or at such other place as Landlord from time to time may designate by written notice to Tenant. Notices, demands and requests which shall be served upon Landlord by Tenant, or upon Tenant by Landlord, by mail in the manner aforesaid, shall be deemed to be sufficiently served or given for all purposes hereunder on the second business day after mailing, and notices served by overnight delivery service shall be deemed served or given on the second (2nd) business day after delivery to such service.

        22.3    Landlord covenants and agrees that Tenant, upon paying the Rent, and upon observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, observed and performed, shall lawfully and quietly hold, occupy and enjoy the Premises (subject to the provisions of this Lease) during the Term (as it may be extended from time to time as expressly provided herein) without hindrance or molestation by Landlord or by any person or persons claiming under Landlord. In the event of a breach by Landlord of this Section 22.3, or of any other covenant herein, then, anything in this Lease notwithstanding, Tenant shall have the full right to cure such breach at the expense of Landlord, and Landlord shall upon demand pay Tenant's costs, including attorneys' fees and expenses, of curing said breach (or Tenant, at its option, may deduct said costs and fees and expenses from the next accruing installment(s) of Rent or other charges payable by it to Landlord), or Tenant may enforce any and all remedies at law or in equity or under this Lease which may be available to Tenant under the particular circumstances.

        22.4    Tenant and Landlord, each without charge at any time and from time to time, within thirty (30) days after written request by the other party, shall certify by written instrument, duly executed, acknowledged and delivered to any Mortgagee, assignee of a Mortgagee, proposed Mortgagee, or to any purchaser or proposed purchaser or transferee of the Landlord, Tenant or Premises or any interest therein:

          (a)   That this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified, and stating the modifications);

          (b)   The dates to which the Rent has been paid in advance;

          (c)   Whether or not there are then existing any breaches or defaults by the certifying party or by the other party and known by the certifying party under any of the covenants, conditions, provisions, terms or agreements of this Lease, and specifying such breach or default, if any, or any set-offs or defenses against the enforcement of any covenant, condition, provision, term or agreement of this Lease upon the part of Landlord or Tenant, as the case may be, to be performed or complied with (and, if so, specifying the same and the steps being taken to remedy the same);

          (d)   That Tenant has made no advancements to or on behalf of Landlord for which it has the right to deduct from, or offset against, future Rent payments;

          (e)   Tenant has accepted the Premises and is in full and complete possession thereof; and

          (f)    Such other statements or certificates as Landlord or Tenant or any Mortgagee may reasonably request.

        22.5    Upon not less than thirty (30) days prior written request by either party, the parties hereto agree to execute and deliver to each other a memorandum of lease, in recordable form, setting forth the following:

          (a)   the date of this Lease;

          (b)   the parties to this Lease;

          (c)   the Term of this Lease;

          (d)   the three (3), five (5) year extension options set forth in Article XI;

          (e)   the right of first refusal set forth in Article XXI;

          (f)    the legal description of the Premises;

          (g)   the option to purchase set forth in Article XXV; and

          (h)   such other matters reasonably requested by Landlord or Tenant to be stated therein.

        22.6    If any covenant, condition, provision, term or agreement of this Lease shall, to any extent, be held invalid or unenforceable, the remaining covenants, conditions, provisions, terms and agreements of this Lease shall not be affected thereby, but each covenant, condition, provision, term or agreement of this Lease shall be valid and in force to the fullest extent permitted by law. This Lease shall be construed and be enforceable in accordance with the laws of the State of Kansas.

        22.7    The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and its successors and assigns, and Tenant and its successors and assigns.

        22.8    The caption of each article of this Lease is for convenience and reference only and in no way defines, limits or describes the scope or intent of such article or of this Lease.

        22.9    This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.

        22.10    All preliminary and contemporaneous negotiations are merged into and incorporated in this Lease. This Lease contains the entire agreement between the parties and shall not be modified or amended in any manner except by an instrument in writing executed by the parties hereto.

        22.11    There shall be no merger of this Lease or the leasehold estate created by this Lease with any other estate or interest in the Premises by reason of the fact that the same person, firm, corporation or other entity may acquire, hold or own directly or indirectly, (a) this Lease or the leasehold interest created by this Lease or any interest therein, and (b) any other estate or interest in the Premises or any portion thereof. No such merger shall occur unless and until all persons, firms, corporations or other entities having an interest (including a security interest) in (1) this Lease or the leasehold estate created hereby, and (2) any such other estate or interest in the Premises or any portion thereof, shall join in a written instrument expressly effecting such merger and shall duly record the same.

        22.12    All obligations, monetary or otherwise, accruing prior to expiration of the Term (as it may be extended from time to time) shall survive the expiration or other termination of this Lease.

        22.13    Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

        22.14    Each party represents and warrants to the other that it has not dealt with any broker in connection with this Lease and agrees to indemnify and hold the other party and its agents, officers, directors and employees harmless from all losses, damages, liabilities, claims, liens, costs and expenses, including, without limitation, attorneys' fees, arising from any claims or demands of any broker or brokers, salespersons or finders for any commission or fee alleged to be due such broker or brokers, salespersons or finders based upon such broker or brokers, salespersons or finders having dealt with the indemnifying party in connection with this Lease.

        22.15    To the extent either party indemnifies and agrees to defend the other under the terms of this Lease, the indemnifying party shall have the right to select counsel to undertake such defense, which counsel shall be reasonably acceptable to the indemnified party.

        22.16    Subject to specific conditions as to consents and approvals provided for in other sections of this Lease, no consent or approval required under this Lease shall be unreasonably withheld or delayed.

        22.17    This Lease may be executed in counterparts, each of which when taken together shall constitute one instrument.

        22.18    This Lease represents the product of the joint negotiation, preparation and agreement of and between the parties hereto and is not to be construed against one party or the other as the principal drafter.

        22.19    In the event of any litigation between the Landlord and the Tenant arising out of an alleged breach of this Lease by either of them and such litigation terminates upon the issuance of a final, unappealable judicial order, the unsuccessful party therein shall pay the successful party's reasonable attorneys' fees and expenses in such litigation. This provision shall inure only to the Landlord and Tenant and their respective successors and permitted assigns, if any.

ARTICLE XXIII

LANDLORD'S REPRESENTATIONS AND WARRANTIES

        23.1    In addition to the other representations and warranties made herein, Landlord hereby represents and warrants to Tenant that as of the date hereof the following representations and warranties are true, correct and complete and that the same will be true, correct and complete on and as of the Commencement Date:

          (a)   Landlord warrants and represents that the execution and delivery of this Lease by the signatory hereto on behalf of Landlord and the performance of this Lease by Landlord have been duly authorized by Landlord and this Lease is binding upon Landlord and enforceable against Landlord in accordance with its terms.

          (b)   Landlord warrants and represents that it is and shall be the owner of fee simple title to the Land, free and clear of all liens, encumbrances, covenants, conditions, restrictions, rights of way, easements, leases, tenancies, licenses, claims, options, and any other matters which would impair the marketability of title to the Land.

          (c)   Landlord represents and warrants that there are no condemnation or judicial proceedings, administrative actions or examinations, claims or demands of any type which have been instituted or which are pending or threatened against Landlord with respect to the Premises or any part thereof. There are no actions or proceedings pending or to the best of Landlord's knowledge, threatened against Landlord with respect to the Premises before any court or administrative agency which would result in any material adverse change in the condition and operation of the Premises. In the event Landlord receives notification of any of the foregoing prior to Commencement Date, copies of such notice shall be provided to Tenant by Landlord within three (3) days following its receipt thereof, but in no event later than the Commencement Date.

          (d)   Intentionally omitted.

          (e)   Landlord represents and warrants that the Premises will be delivered on the Commencement Date in substantially the same condition as on the date hereof, reasonable wear and tear excepted, and free of any occupants, tenants or rights of first refusal, right of reverter or rights of first offer relating to the Premises, other than as provided in this Lease; any service contracts or management agreements; and any employee, employment agreements or union contract affecting the Premises.

          (f)    Landlord represents and warrants that Landlord has not filed any proceeding or petition in, nor received notice that any proceeding or petition has been filed against Landlord in bankruptcy or insolvency, or for reorganization or for the appointment of a receiver, custodian or trustee, or for the arrangement of debts under any state or federal statute relating to debtor protection or insolvency, and further that Landlord is not insolvent and will not be rendered insolvent by the consummation of the transaction contemplated by this Lease.

          (g)   Landlord represents and warrants that it has received no notice of any violations of building, fire, air pollution, or Environmental Law and that Landlord has no knowledge of any suits or judgments threatened or pending relating to violations at the Premises or any portion of the Premises of any such laws, ordinances and regulations.

          (h)   Landlord represents and warrants that there are no special taxes or assessments pending and/or unpaid with respect to any improvements not yet completed on the Premises;

          (i)    Landlord represents and warrants that there are no parties that have any rights to possession of any part of the Premises other than Landlord or that have any leases to any portion of the Premises, other than as provided in this Lease.

          (j)    Landlord represents and warrants that there are no written or oral service agreements or other contracts or leases with respect to the Property or any part thereof, except this Lease.

          (k)   Landlord represents and warrants that there are no underground storage tanks on the Premises or any condition on the Premises which materially violates the terms of any applicable environmental law.

          (l)    Intentionally omitted.

          (m)  Landlord represents and warrants that between the date of this Lease and the Commencement Date that it will not enter into any leases, service agreements or other contracts with respect to the Premises, which will be effective beyond the Commencement Date without express written consent of Tenant, which consent shall not be unreasonably withheld; provided, however, the Tenant shall not be required to consent to any agreement which will terminate on or before the Commencement Date.

          (n)   All other representations and warranties of Landlord in this Lease are true, correct and complete.

        All representations made by Landlord in this Article XXIII shall survive the execution of this Lease and, if later, the Commencement Date.

ARTICLE XXIV

LANDLORD DEFAULT

        In the event Landlord breaches any of the representations and warranties contained in this Lease, or in the event any such representation or warranty is untrue when made, or in the event Landlord breaches any of its obligations under Article XX hereof, and if such breach is curable and is not cured within thirty (30) days after written notice thereof, Tenant shall have the right to terminate this Lease. In addition to Tenant's rights contained herein or available in law or at equity, in the event Landlord neglects or fails to comply with any of Landlord's obligations contained in this Lease, Tenant may, after giving Landlord not less than 30 days prior written notice, (a) cure any such Landlord's default and (b) withhold rent in an amount not to exceed any amount which Tenant spends to cure any such default or otherwise incurs by reason of Landlord's default (including attorneys' fees and expenses).

ARTICLE XXV

OPTION TO PURCHASE

        25.1    In consideration of the Rent to be paid by Tenant under this Lease and other good and valuable consideration and in addition to the right of first refusal granted to Tenant in Article XXI herein, Landlord hereby irrevocably grants to Tenant the exclusive option (the "Option") to purchase the Premises, including but not limited to all structures and improvements thereon and all appurtenances thereto, on the terms and conditions set forth herein and in accordance with the Real Estate Purchase Agreement attached as Exhibit B hereto and made a part hereof (the "Purchase Agreement") for a purchase price (the "Purchase Option Price") equal to the lesser of (i) the Fair Market Value of the Premises as of the date of Tenant's Option Exercise Notice, as that term is hereinafter defined, determined in accordance with Article XXVI hereof; and (ii) Eight Hundred Seventy Five Thousand and no/100 Dollars ($875,000.00), adjusted on the first day of the second and third Extension Periods, if any, by a percentage equal to the lesser of (x) the product of Two and One-

Half Percent (2.5%) multiplied by the number of years since the last Rent increase, or (y) the cumulative percentage increase in the Consumer Price Index since the last Rent increase, as calculated using the Consumer Price Index for the month of January in the relevant year.

        25.2    Tenant shall have the right to exercise the Option at any time during the third year of the initial Term of this Lease, and during the period which is ninety (90) days prior to the first day of each Extension Period, by Tenant giving Landlord written notice of Tenant's exercise (the "Option Exercise Notice"), which notice shall be no less than ninety (90) days prior to the proposed closing date set forth in the Option Exercise Notice. The Option Exercise Notice shall be accompanied by four (4) copies of the Purchase Agreement each dated as of the date of Tenant's notice and executed by Tenant, as purchaser. Within three (3) days of Landlord's receipt of Tenant's exercise of the Option, Landlord shall execute and return to Tenant two (2) of the four (4) copies of the Purchase Agreement which Tenant shall have sent to Landlord. In the event that the Option is not exercised by Tenant in the manner provided herein before the end of the Term, as the same may be extended pursuant to the terms hereof, the Option shall be null and void and of no further force or effect.

        25.3    The Option is a continuing option and shall survive any and all sales of the Premises by Landlord.

        25.4    The Purchase Option Price shall be payable, at Tenant's option, (i) in cash, or (ii) if shares of LKQ Corporation, the parent corporation of Tenant ("LKQ"), are publicly traded, shares of LKQ common stock; provided, however, that Tenant shall not be allowed to pay in accordance with clause (ii) if the disposition of such shares is restricted in any way by law or contract.

ARTICLE XXVI

FAIRMARKET VALUE

        26.1    "Fair Market Value" shall be determined in the manner provided below:

          (a)   Upon Tenant providing Landlord with the Option Exercise Notice (as provided in Article XXV herein), Landlord and Tenant shall meet within ten (10) days to agree upon the Fair Market Value for the Purchase Option Price (as defined in Article XXV herein). If Landlord and Tenant shall so agree on the Fair Market Value for such Purchase Option Price within such time as specified above, they shall forthwith execute the Purchase Agreement as provided in Article XXV herein.

          (b)   If Landlord and Tenant are unable to agree on Fair Market Value within the time provided, Landlord shall appoint a licensed real estate broker within ten (10) days and immediately notify Tenant in writing of said appointment and of the name and address of the licensed real estate broker so appointed. Tenant shall have the right to appoint a licensed real estate broker within such ten (10) days, and shall immediately notify Landlord in writing of said appointment and of the name and address of the licensed real estate broker so appointed. If within ten (10) days after their appointment, the two licensed real estate brokers agree on the Fair Market Value within a five percent (5%) differential, the Fair Market Value shall equal the average of the determination made by each of said two licensed real estate brokers, and shall be binding upon Landlord and Tenant. If the two licensed real estate brokers do not, within ten (10) days after their appointment, agree on the Fair Market Value, within a five percent (5%) differential, the licensed real estate brokers shall then appoint a third licensed real estate broker within ten (10) days thereafter. Such third appraiser shall, within twenty (20) days of such appointment, choose either the Fair Market Value determined by Landlord's broker or the Fair Market Value determined by Tenant's broker as the final Fair Market Value. The third appraiser's choice shall be based upon its determination of which of the two proposed Fair Market Value determinations is more reasonable. The Fair Market Value chosen by the third appraiser shall be binding on Landlord and Tenant. The decision shall be made in writing and signed by the licensed real estate brokers in duplicate. One of the writings shall be delivered to Landlord and the other shall be delivered to Tenant. The charges for services of the licensed real estate brokers, if any, shall be borne by the Landlord and Tenant hereto in equal shares.

          (c)   The licensed real estate brokers appointed pursuant to this Section must be licensed real estate brokers specializing in industrial real estate with at least five (5) years' continuous and active experience in the Topeka, Kansas metropolitan area.

          (d)   In the event Tenant or Landlord fails to appoint an appraiser as provided above, the appraiser so appointed shall determine Fair Market Value and such determination shall be binding on the parties, subject to the right of such party failing to appoint an appraiser to have another appraiser appointed jointly by the appraiser so appointed and the party that failed to appoint an appraiser. The appraiser so appointed as provided in this Subsection shall be deemed the "third appraiser" for purposes of this Section.

          (e)   In the event the appraisers selected by Landlord and Tenant are unable to agree on a third appraiser, the matter shall be submitted to the American Arbitration Association for the appointment of a third appraiser in accordance with the requirements of the Lease.

        IN WITNESS WHEREOF, each of the parties has caused this Lease to be duly executed as of the day and year first above written.

TENANT:	LANDLORD:
RECYCLERS GROUP, INC.
By: /s/ THOMAS B. RATERMAN	/s/ MARK FITZGIBBONS Mark Fitzgibbons
By: /s/ THOMAS B. RATERMAN	/s/ STEVEN JONES Steven Jones
Title: Vice President	Date: February 28, 1999
Date:

EXHIBIT A

LEGAL DESCRIPTION

        EXHIBIT A (All American Auto Parts, Inc.)

        Lot 1, Block "A", Lot 1, Block "B", LAIRD NOLLER SUBDIVISION, Shawnee County, Kansas, commonly known as 5301 SW Topeka Boulevard, Topeka, Kansas.

EXHIBIT B

REAL ESTATE PURCHASE AGREEMENT

        THIS AGREEMENT is made as of the            day of                        ,            , between                                     ("Seller"), whose address is                        and LKQ Corporation, a Delaware corporation, or its nominee ("Purchaser"), whose address is                        . The parties hereto agree as follows:

1.
Purchase and Sale.
(a)
Seller agrees to sell and Purchaser agrees to purchase the real property commonly known as                        and more particularly described as follows (the "Real Property"):

(b)
Seller agrees to sell and Purchaser agrees to purchase the personal property described as follows (the "Personal Property"):

    (The Real Property and the Personal Property shall herein collectively be referred to as the "Property.")

2.
Purchase Price.    The purchase price shall be                        Dollars ($            ) (the "Purchase Price"). Upon Purchaser's execution of this Agreement, Purchaser shall deposit the sum of                        Dollars ($                        ) (the "Deposit"), which equals five percent (5%) of the Purchase Price, with Chicago Title Insurance Company ("Escrowee") to be held in escrow as earnest money pursuant to the terms of this Agreement and to be credited (together with all earnings thereon) at closing against the Purchase Price.

3.
Survey.    Within thirty (30) days of the date of this Agreement, Seller, at Seller's sole cost and expense, shall deliver to Purchaser a current survey of the Real Property prepared in accordance with the standards for Land Title Surveys of the American Land Title Association and the American Congress on Surveying and Mapping for a Urban survey and prepared by a surveyor licensed by the State of Kansas and certified to Purchaser, the title insurer, if any, and such other parties as Purchaser shall designate (the "Survey"). The Survey shall show no encroachments onto the Real Property from any adjacent property, no encroachments by or from the Real Property onto any adjacent property and no violation of or encroachments upon any recorded building lines, restrictions or easements affecting the Real Property. If the Survey discloses any such encroachments or violations or any exceptions to title or matters indicating possible rights of third parties, Seller shall have thirty (30) days from the date of delivery thereof to have such encroachments, violations or exceptions removed, waived or released, and provide evidence thereof to Purchaser; or to elect to have the title insurer, if any, issue its endorsement insuring against damage caused by such encroachments, violations or unpermitted exceptions (provided such insurance is satisfactory to Purchaser, in Purchaser's sole discretion). If Seller fails to have the same corrected or insured against, within said 30-day period, Purchaser may elect, on or before the closing date, either (a) to terminate this Agreement (in which event the Deposit and all earnings thereon forthwith shall be returned to Purchaser and thereupon, neither party shall have any further rights or obligations under this Agreement), or (b) to close and accept title to the Real Property subject to such encroachments, violations and exceptions with the right to withhold from the Purchase Price such amounts as may be necessary to remove such items as may be removed by the payment of money or posting of a bond, security or indemnity fund. In the event Purchaser terminates this Agreement due to Seller's failure to have any such encroachments, violations or exceptions insured against, or removed, waived or released, then, in addition to returning the Deposit and all earnings thereon, Seller shall pay Purchaser all costs incurred by Purchaser in connection with the transaction contemplated by this Agreement.

4.
Title.    Within thirty (30) days of the date of this Agreement, Seller, at Seller's sole cost and expense, shall deliver to Purchaser a commitment for an ALTA Form B 1970 Owner's Title Insurance Policy issued by Chicago Title Insurance Company in the full amount of the Purchase

  Price, covering title to the Real Property on or after the date hereof, showing Seller as owner of the Real Property in fee simple, subject only to such exceptions as Purchaser may approve pursuant to clause (b) of this Paragraph 4 and such exceptions as may result from Purchaser's leasing and use of the Real Property, and providing for full extended coverage over all general title exceptions contained in such policy. Seller shall have thirty (30) days from the date Seller receives the title commitment to have all liens, encumbrances or other exceptions to title removed from the title commitment and provide evidence thereof to Purchaser, and if Seller fails to have such exceptions removed, Purchaser may elect, on or before the closing date, either (a) to terminate this Agreement (in which event the Deposit and all earnings thereon forthwith shall be returned to Purchaser), or (b) to close and accept title subject to such exceptions with the further right to deduct from the Purchase Price the cost of removing such exceptions, and/or cause the title insurer to issue its endorsement insuring against damage caused by such exceptions and deduct from the Purchase Price the cost of the premiums and security provided for said endorsement, as the case may be (provided such insurance is satisfactory to Purchaser, in Purchaser's sole discretion). Purchaser's exercise of the foregoing rights shall not be deemed a waiver or release of any of its remedies, at law or in equity or pursuant to this Agreement, for default if said exceptions to title were caused or suffered by or through Seller or any party claiming by, through or under Seller. In the event Purchaser terminates this Agreement due to an exception created or suffered by Seller, then, in addition to returning the Deposit and all earnings thereon, Seller shall pay Purchaser all costs incurred by Purchaser in connection with the transaction contemplated by this Agreement. On the closing date, Seller shall cause the title insurer to issue an owner's title insurance policy or prepaid commitment therefor pursuant to and in accordance with the title commitment, insuring fee simple title to the Real Property in the Purchaser as of the closing date, subject only to such exceptions as Purchaser may approve pursuant to clause (b) above.

5.
Destruction or Damage.    If, subsequent to the date hereof and prior to the closing date, all or any portion of the Property shall be destroyed or damaged by one or more incidents of vandalism, fire and/or other casualty, whether or not covered by insurance, Seller immediately shall give Purchaser notice of such occurrence and Purchaser, within thirty (30) days after receipt of such notice, may elect either (a) to terminate this Agreement, in which event the Deposit and all earnings thereon forthwith shall be returned to Purchaser and thereupon, neither party shall have any further rights or obligations under this Agreement, or (b) to close the transaction contemplated hereby as scheduled (except that if the closing date is less than thirty (30) days following Purchaser's receipt of such notice, closing shall be delayed until Purchaser makes such election), in which event Purchaser shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage, and Seller shall assign and/or pay to Purchaser at closing all insurance proceeds (and other related choices in action, if any) collected or claimed with respect to said loss or damage plus any deductible or self-insured amount.

6.
Condemnation.    If, subsequent to the date hereof and prior to the closing date, any proceeding, judicial, administrative or otherwise, which shall relate to the proposed taking of all or any substantial portion of the Real Property by condemnation or eminent domain or any action in the nature of eminent domain, or the taking or closing of any right of access to the Real Property, is instituted or commenced, Purchaser shall have the right and option to terminate this Agreement by giving Seller written notice to such effect within thirty (30) days after actual receipt of written notification of any such occurrence or occurrences. If Purchaser does not terminate this Agreement pursuant to this Paragraph 6, Purchaser shall be credited with or be assigned all Seller's right to any proceeds or award therefrom. Seller hereby agrees to furnish Purchaser written notification in respect to any such proceedings within forty-eight (48) hours of Seller's receipt of any such notification or learning of the institution of such proceedings. Should Purchaser elect to terminate this Agreement, the Deposit and all earnings thereon forthwith shall be returned to Purchaser, and thereupon neither party shall have any rights or obligations under this Agreement.

  If the closing date is less than thirty (30) days following Purchaser's receipt of notice, then the closing shall be delayed until Purchaser makes such election.

7.
Representations and Warranties.    To induce Purchaser to execute, deliver and perform this Agreement, Seller hereby represents and warrants to Purchaser on and as of the date hereof and on and as of the date of Closing as follows:

(a)
All representations and warranties of Seller appearing in other Sections of this Agreement are true and correct.

(b)
Landlord represents and warrants that Landlord is duly organized and validly existing under the laws of the State of                        ; that the execution and delivery of this Lease and the transaction contemplated hereby have been duly authorized by Landlord and that the performance of Landlord's obligations under this Lease will not violate its organizational documents, the provisions of any applicable law or agreement to which it is a party or under which it is bound.

(c)
Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.

(d)
Except for Seller and Purchaser as tenant under that certain lease between Seller and Purchaser dated February 28, 1999 (the "Lease"), there are no persons in possession or occupancy of the Property or any part thereof, nor are there any persons who have possessory rights in respect to the Property or any part thereof.

(e)
There are no claims, causes of action or other litigation or proceedings pending or threatened with respect to the ownership or operation of the Property or any part thereof.

(f)
There is no existing, pending, contemplated, threatened or anticipated (i) condemnation of any part of the Real Property, (ii) widening, change of grade or limitation on use of streets abutting the Real Property, (iii) special tax or assessment to be levied against the Property, (iv) change in the zoning classification of the Real Property, or (v) change in the tax assessment of the Property.

(g)
That, except as to any matters caused by Purchaser's use of the Property, (i) there has not occurred, nor is there presently occurring, a Release or threatened Release of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any parcel of the Real Property, (ii) it has received no notice of violation of any Environmental Law in regard to its ownership and possession of the Property, (iii) no underground storage tanks or above ground tanks have been located on the Real Property, (iv) the Real Property has never been used as a dump for waste material and (v) the Property complies with any and all Environmental Laws including, without limitation, the Americans with Disabilities Act.

8.
Closing.    The time of closing shall be on the later of (i)                          ,            , or (ii) ten (10) days after satisfaction or waiver of Seller's obligations, if any, arising pursuant to Paragraphs 3 and 4 of this Agreement. This transaction shall be closed through the offices of Escrowee. On or before the closing date, each party shall deliver to Escrowee such documents, instruments, certifications and confirmations as may reasonably be required and designated by the other party in order to effect and consummate the transaction as contemplated herein and in accordance with applicable law.

9.
Access and Possession.    If Purchaser is not in possession of any part of the Property as of the date hereof, Seller shall allow Purchaser and its representatives access to the Property prior to closing to conduct inspections and measurement of dimensions. Seller shall deliver exclusive possession of the Real Property and the Personal Property to Purchaser on the closing date in substantially the same condition as on the date of Purchaser's execution of this Agreement.

10.
Deed.    At closing, subject to the terms and conditions set forth in this Agreement, Seller shall deliver to Purchaser a general Warranty Deed conveying marketable title to the Real Property subject only to such exceptions as Purchaser may approve pursuant to the terms of this Agreement.

11.
Bill of Sale.    At closing, subject to the terms and conditions set forth in this Agreement, Seller shall transfer title to the Personal Property to Purchaser by good and sufficient bill of sale containing full warranties of title and subject only to such exceptions as Purchaser shall approve in writing.

12.
Seller's Remedy for Purchaser's Default.    If Purchaser defaults hereunder, then the Deposit shall be drawn down and the proceeds thereof shall be paid over to and retained by Seller, as its sole and exclusive remedy, and this Agreement thereupon shall terminate, the parties thereafter being relieved of all obligations hereunder, other than those, if any, which specifically are stated to survive the termination of this Agreement.

13.
Purchaser's Remedy for Seller's Default.    If any representation or warranty of Seller is not true and correct at and as of the closing date, or if Seller fails to perform its obligations in a timely manner, or otherwise defaults hereunder, notwithstanding anything to the contrary provided in this Agreement, Purchaser shall have the right to elect (i) specific performance of this Agreement, or (ii) to recover from Seller the Deposit and all earnings thereon and all costs incurred by Purchaser in connection with the transaction contemplated by this Agreement, including, but not limited to, reasonable attorneys' fees.

14.
Prorations.    General and special real estate (at 110% of the most recent ascertainable bill) and other ad valorem taxes and assessments and other state or city taxes, fees, charges and assessments affecting the real property; utility charges and deposits; fuels; and all other items of accrued or prepaid income and expenses customarily prorated on the transfer of industrial properties in the Topeka, Kansas metropolitan area shall be prorated on an accrual basis as of the closing date on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense, and the net credit to Purchaser or Seller shall be paid in cash or as a credit against that portion of the purchase price payable on the closing date; provided that none of the foregoing items shall be prorated if Purchaser is obligated to pay for such items in accordance with the terms of the Lease. Except as otherwise provided herein, all prorations hereunder shall be final. Purchaser shall assume and timely discharge all obligations with respect to accrued expenses and prepaid income for which it receives proration credit and Purchaser shall indemnify, defend and hold harmless Seller against any claims with respect to accrued expenses and prepaid income for which it receives a proration credit. Notwithstanding the foregoing, if at any time within six (6) months following the closing date, either party discovers a mistake in proration or any items which should have been included in the closing statements but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the closing statements.

15.
Closing Costs.    Seller shall pay all charges customarily attributable to sellers, including, without limitation, any state and county transfer taxes customarily, or by law or ordinance, an obligation of a seller. Purchaser shall pay all charges customarily, or by law or ordinance, attributable to purchasers, including, without limitation, all recordation charges. The parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisers.

16.
Brokerage.    Purchaser and Seller each hereby represent and warrant to the other that they have not dealt with any broker, finder or other agent in connection with this Agreement or the transaction contemplated hereby. Each party hereby agrees to indemnify the other party for any claim for brokerage commission or finder's fee asserted by a person, firm or corporation claiming to have been engaged by the indemnifying party.

17.
Assignment.    Seller and Purchaser hereby agree that Purchaser may assign any or all of its rights as Purchaser under this Agreement.

18.
Entire Agreement.    This Agreement contains the entire agreement between the parties; it may not be modified, amended or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby. Neither party has relied upon any verbal or written representations, agreements or understandings not set forth herein.

19.
Time of the Essence.    Time is of the essence of this Agreement.

20.
Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

21.
Severability. If any provision of this Agreement is or shall be deemed to be illegal, invalid, or unenforceable, the remaining provisions hereof shall remain in full force and effect and interpreted as if such illegal, invalid or unenforceable provision did not exist herein.

22.
Notices.    Any notice required hereunder shall be delivered, postage prepaid by registered mail, certified mail or by nationally recognized overnight courier to the addresses noted above. Notices sent by registered or certified mail shall be deemed delivered two (2) days after deposit in the mail. Notices sent by overnight courier shall be deemed delivered on the date following deposit with such courier.

        IN WITNESS WHEREOF, the Purchaser and Seller have executed and delivered this Agreement on the date first set forth above.

PURCHASER:	SELLER:
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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